CERTIFICATE OF OWNERSHIP AND MERGER

                    MERGING OPTIKA MERGER SUBSIDIARY CORP.

                      INTO OPTIKA IMAGING SYSTEMS, INC.

                   (Pursuant to Section 253 of the General
                  Corporation Law of the State of Delaware)




OPTIKA IMAGING SYSTEMS, INC., a Delaware corporation (the "Corporation"), does hereby certify:


FIRST:   That  the  Corporation  is  incorporated   pursuant  to  the  General
Corporation Law of the State of Delaware.


SECOND: That the Corporation owns all of the outstanding shares of the capital stock of OPTIKA MERGER SUBSIDIARY CORP., a Delaware corporation.


THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted on October 6, 1998, determined to merge OPTIKA MERGER SUBSIDIARY CORP. into itself on the terms and conditions set forth in such resolutions:


RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger containing these resolutions with the Secretary of State of the State of Delaware, OPTIKA MERGER SUBSIDIARY CORP., a wholly-owned subsidiary of the Corporation, shall be merged with and into the Corporation, with the Corporation to be the surviving corporation of the merger;


FURTHER RESOLVED, that at the effective time of the merger the issued and outstanding shares of the capital stock of OPTIKA MERGER SUBSIDIARY CORP. shall be canceled, and no consideration shall be issued in exchange therefor.


FURTHER RESOLVED, that pursuant to and at the effective time of the aforesaid merger, the name of the Corporation shall be changed to "Optika Inc." by deleting Article I of the Certificate of Incorporation of the Corporation, as amended and restated, and inserting in lieu thereof a new Article I to read as follows:

1.    Name.  The name of this Corporation is Optika Inc.


FURTHER RESOLVED, that the President of this Corporation be and he hereby is directed to make, execute and acknowledge a Certificate of Ownership and Merger setting forth a copy of these resolutions and the date of adoption thereof and to file the same in the office of the Secretary of State of the State of Delaware.


FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to take any and all actions, to negotiate for and enter into agreements and amendments to agreements, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Corporation, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of, or consummate the transactions contemplated by, the foregoing resolution and/or all of the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents.


IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Mark K. Ruport, its Chief Executive Officer and President, this 6th day of October, 1998.


                        OPTIKA IMAGING SYSTEMS, INC.



                                    By:     /s/     Mark K. Ruport
                                       ------------------------------------
                                    Mark K. Ruport, Chief Executive Officer
                                    and President